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                                                                EXHIBIT 23.1




                       CONSENT OF KPMG PEAT MARWICK LLP


Budget Rent a Car Corporation
Lisle, Illinois


We consent to the incorporation by reference in the previously filed registration statements (Nos. 333-04757 and 33-36774) both on Form S-8 of Team Rental Group, Inc. of our report dated February 18, 1997, with respect to the consolidated balance sheets of Budget Rent a Car Corporation and subsidiaries as of December 31, 1995 and 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report is incorporated by reference in the Form 8-K of Budget Group, Inc. (formerly known as Team Rental Group, Inc.) dated May 13, 1997.



May 13, 1997                                             KPMG Peat Marwick LLP
Chicago, Illinois